ACCOUNTANTS' REVIEW REPORT

Board of Directors
Pismo Coast Village, Inc.
165 South Dolliver Street
Pismo Beach, California 93449

We have made a review of the balance sheets of Pismo Coast Village, Inc. as of June 30, 1996 and 1995, and the related statements of operations and retained earnings (deficit) for the three month and nine month periods ended June 30, 1996 and 1995, and the statements of cash flows for the nine month periods ended June 30, 1996 and 1995, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Pismo Coast Village, Inc.

A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an examination in accordance with generally accepted auditing standards which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We previously audited, in accordance with generally accepted auditing standards, the balance sheet as of September 30, 1995, (presented herein) and the related statements of operations and retained earnings (deficit) and cash flows for the year then ended (not presented herein); and in our report dated October 26, 1995, we expressed an unqualified opinion on those financial statements.






  Glenn, Burdette, Phillips & Bryson
  Certified Public Accountants
  A Professional Corporation
  San Luis Obispo, California

  July 12,  1996

        8/15

                             PISMO COAST VILLAGE, INC.
                                 BALANCE SHEETS

                                    June 30,   September 30,  June 30,
                                      1996         1995          1995
                                   (Unaudited)   (Audited)   (Unaudited)

         ASSETS

Current Assets
Cash and cash equivalents          $  418,233  $  529,066   $  376,729
Certificates of deposit                                         52,147
Accounts receivable                     6,900      10,960       13,311
Inventory                              70,712      65,826       75,479
Current deferred taxes                 47,000      22,624       98,847
Prepaid income taxes                    8,890                    4,195
Prepaid expenses                        8,977      74,079       18,002
                                    ---------  ----------   ----------
    Total current assets              560,712     702,555      638,710

Pismo Coast Village Recreational
 Vehicle Resort and Related Assets -
 Net of accumulated depreciation    5,713,509   5,423,666    5,458,600

Other Assets1                          15,724       8,255        8,587
                                   ----------  ----------   ----------
 Total Assets                      $6,289,945  $6,134,476   $6,105,897
                                   ==========  ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable                   $   55,394  $   37,796   $  54,497
Salaries payable                                    9,200       5,827
Vacation payable                       28,456      28,456      27,577
Other accrued expenses                 22,443      32,155      19,129
Rental deposits                       438,780     179,300     418,064
Income tax payable                                  6,498
Current portion of long-term debt      31,075      22,712      19,657
                                   ----------  ----------   ---------
 Total current liabilities            576,148     316,117     544,751

Long-Term Liabilities
Long-term deferred taxes               33,500      23,331       4,410
Long-term debt                        215,195     287,451     310,399
                                   ----------  ----------   ---------
Total liabilities                     824,843     626,899     859,560
                                   ----------  ----------   ---------
Stockholders' Equity
Common stock - no par value, issued
 and outstanding 1,800 shares       5,647,708   5,647,708    5,647,708
Retained earnings (deficit)          (182,606)   (140,131)    (401,371)
                                   ----------  ----------   ----------
 Total stockholders' equity         5,465,102   5,507,577    5,246,337
                                   ----------  ----------   ----------
 Total Liabilities and Stockholders'
  Equity                           $6,289,945  $6,134,476   $6,105,897
                                   ==========  ==========   ==========

See accountants' review report.
The accompanying notes are an integral part of these financial statements.
       9/15

                          PISMO COAST VILLAGE, INC.
         STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
                                (UNAUDITED)

                               For the Three Months     For the Nine Months
                                   Ended June 30,            Ended June 30,
                                1996        1995        1996          1995
Income

Resort operations           $529,222    $496,375   $1,291,489   $1,150,971
Retail operations            119,508     108,447      281,050      243,958
                            --------    --------   ----------   ----------
    Total income             648,730     604,822    1,572,539    1,394,929
                            --------    --------   ----------   ----------
Cost and Expenses

Operating expenses           412,690     423,591    1,236,883    1,262,604
Cost of goods sold            67,928      66,914      158,276      137,564
Depreciation                  81,405      62,400      210,796      187,195
Amortization                     332         331          995          994
Interest                       6,689       9,416       22,064       28,407
                            --------   ---------   ----------   ----------
                             569,044     562,652    1,629,014    1,616,764
                            --------   ---------   ----------   ----------

Income (Loss) Before Provision
 for Taxes on Income          79,686      42,170      (56,475)    (221,835)

Income Tax Expense (Benefit)  11,707       9,386      (14,000)     (66,455)
                            --------    --------   ----------   ----------
Net Income (Loss)           $ 67,979    $ 32,784      (42,475)    (155,380)
                            ========    ========
Retained Earnings (Deficit)

Beginning of period                                  (140,131)    (245,991)
                                                   ----------   ----------
End of period                                      $ (182,606)    (401,371)
                                                   ==========   ==========
Net Income (Loss)
 Per Share                $    37.77    $  18.21   $   (23.60)   $  (86.32)
                          ==========    ========   ==========    =========





See accountants' review report.
The accompanying notes are an integral part of these financial statements.
       10/15

                           PISMO COAST VILLAGE, INC.
                     STATEMENTS OF CASH FLOWS (UNAUDITED)
               FOR THE NINE MONTHS ENDED JUNE 30, 1996 and 1995

                                               1996             1995

Cash Flows From Operating Activities
 Net loss                                       $ (42,475)       $(155,380)
  Adjustments to reconcile net
  loss to net cash provided by
  operating activities:
   Depreciation                        $ 210,796         $187,195
   Amortization                              995              994
   Increase in certificates
    of deposit                                             (2,147)
   Decrease in accounts receivable
    and prepaid expenses                  69,162           69,583
   Increase in deferred taxes            (14,207)         (66,455)
   Increase in prepaid income taxes       (8,890)          (4,195)
   Increase in inventory                  (4,886)          (2,496)
   Decrease (increase) in other assets    (8,464)           1,800
   Increase in accounts payable           17,598           32,229
   Decrease in salaries payable           (9,200)         (20,358)
   Decrease in other accrued expenses     (9,712)         (11,593)
   Decrease in income tax payable         (6,498)
   Increase in rental deposits           259,480          246,106
                                       ---------        ---------
     Total adjustments                            522,674          430,663
                                                 --------         --------
     Net cash provided by
      operating activities                        453,699          275,283

Cash Flows From Investing Activities
 Capital expenditures                   (500,639)        (182,222)
                                       ---------         --------
    Net cash used in investing
     activities                                  (500,639)        (182,222)

Cash Flows From Financing Activities
 Retirement of debt                      (63,893)         (68,402)
                                       ---------         --------
    Net cash used in financing
     activities                                   (63,893)         (68,402)
                                                 --------         --------
    Net increase (decrease) in
     cash and cash equivalents                   (110,833)          24,659

Cash and Cash Equivalents at Beginning
 of Period                                        529,066          352,070
                                                 --------         --------
Cash and Cash Equivalents at End of Period      $ 418,233        $ 376,729
                                                 ========         ========
Schedule of Payments of Interest and Taxes
Payments for interest                           $  22,064        $  28,407
Payments for income tax                         $  15,388        $   3,570







See accountants' review report.
The accompanying notes are an integral part of these financial statements.
       11/15

                        PISMO COAST VILLAGE, INC.
                      NOTES TO FINANCIAL STATEMENTS
                               (UNAUDITED)
           AS OF JUNE 30, 1996 AND 1995 AND SEPTEMBER 30, 1995


Note 1 - Summary of Significant Accounting Policies

Nature of Business

Pismo Coast Village, Inc. (Company) is a recreational vehicle camping resort. Its business is seasonal in nature with the fourth quarter, the summer, being its busiest and most profitable.

Inventory

Inventory has been valued at the lower of cost or market on a first-in, first-out basis.

Depreciation and Amortization

Depreciation of property and equipment is computed using an accelerated method based on the cost of the assets, less allowance for salvage value, where appropriate. Depreciation rates are based upon the following estimated useful lives:

         Building and park improvements          5 to 40 years
         Furniture, fixtures, equipment and
          leasehold improvements                 5 to 31.5 years
         Transportation equipment                5 to 10 years


Loan fees of $9,292 net of accumulated amortization of $3,646 at June 30, 1996, $2,321 at June 30, 1995 and $2,653 at September 30, 1995, are
included in other assets. Amortization is computed using the straight-line method over seven years.

Investment Tax Credits

Investment tax credits are accounted for by the flow-through method.

Earnings (Loss) Per Share

The earnings (loss) per share is based on the 1,800 shares issued and outstanding.

Reclassification of Previously Issued Financial Statements

Reclassification of certain accounts reported in previously issued financial statements have been made to enhance comparability with current financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Corporation considers all highly liquid investments including certificates of deposit with a maturity of three months or less when purchased, to be cash equivalents.

       12/15

PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF JUNE 30, 1996 AND 1995 AND SEPTEMBER 30, 1995
PAGE 2


Note 2 - Pismo Coast Village Recreational Vehicle Resort and Related
Assets

At June 30, 1996, September 30, 1995 and June 30, 1995, property and equipment included the following:

                              June 30, 1996  September 30, 1995  June 30, 1995

 Land                           $2,680,850       $2,680,850        $2,680,850
 Building and park improvements  5,520,838        5,020,613         5,043,244
 Furniture, fixtures, equipment
  and leasehold improvements     1,206,007        1,197,457         1,190,275
 Transportation equipment          148,227          139,227           139,227
 Construction in progress                            17,136             2,038
                                ----------       ----------        ----------
                                 9,555,922        9,055,283         9,055,634
 Less accumulated depreciation   3,842,413        3,631,617         3,597,034
                                ----------       ----------        ----------
                                $5,713,509       $5,423,666        $5,458,600
                                ==========       ==========        ==========

Note 3 - Long-Term Debt

Long-term debt at June 30, 1996, September 30, 1995 and June 30, 1995, is summarized as follows:

                              June 30, 1996  September 30, 1995  June 30, 1995

 8% Installment note payable,
    due in monthly installments
    of $125 through April 13,
    2010, secured by deed of trust
    on the storage lot at 2050
    22nd Street, Oceano.           $12,510          $12,872          $12,988

 10.25%  Installment note payable,
         due in monthly installments
         of $4,426 through August 1,
         2000, unpaid balance due in
         full September 1, 2000.
         Interest is variable, secured
         by deed of trust on 300 South
         Dolliver and 180 South
         Dolliver, Pismo Beach.    233,760          297,291          317,068
                                  --------         --------         --------
                                   246,270          310,163          330,056
         Less current portion of
         long-term debt             31,075           22,712           19,657
                                  --------         --------         --------
                                  $215,195         $287,451         $310,399
                                  ========         ========         ========
       13/15

PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF JUNE 30, 1996 AND 1995 AND SEPTEMBER 30, 1995
PAGE 3


Note 3 - Long-Term Debt (Continued)

Maturities of long-term debt are as follows:

               Year Ended June 30,                          Amount

                     1997                                  $ 31,075
                     1998                                    33,889
                     1999                                    37,609
                     2000                                    41,736
                     2001                                    92,681
                  Thereafter                                  9,280
                                                           --------
                                                           $246,270
                                                           ========
Note 4 - Operating Leases

The Company leases two pieces of property to use as storage lots. One is leased under a cancelable month-to-month lease. The other was entered into effective January 1, 1992, for five years with an option to extend the lease for an additional five years. Monthly lease payments are currently $2,160 and are increased annually based on the Consumer Price Index. Future minimum lease payments under the second lease are as follows:

               Year Ended June 30,
                     1997                                   $12,960
                                                            -------
                    Total                                   $12,960
                                                            =======
Note 5 - Line of Credit

The Company has a revolving line of credit for $150,000. The interest rate is variable at two percent over prime, with an initial rate of 10.50 percent expiring December 28, 1996. The purpose of the loan is to augment operating cash needs in off season months. There were no outstanding amounts as of June 30, 1996.

Note 6 - Common Stock

Each share of stock is intended to provide the shareholder with a minimum free use of the park for 45 days per year. If the Company is unable to generate sufficient funds from the public, the Company may be required to charge shareholders for services.

A shareholder is entitled to a pro rata share of any dividends as well as a pro rata share of the assets of the Company in the event of its liquidation or sale. The shares are personal property and do not constitute an interest in real property. The ownership of a share does not entitle the owner to any interest in any particular site or camping period.

       14/15
PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF JUNE 30, 1996 AND 1995 AND SEPTEMBER 30, 1995
PAGE 4


Note 7 - Carryforwards Relating to Federal Income Taxes

The Company files its income tax returns as of September 30, the end of its fiscal year. At September 30, 1995, the Company had net operating loss carryforwards which expire as follows:

                                                        Federal

          September 30, 2002                           $ 35,000
          September 30, 2003                             23,000
          September 30, 2004                             61,000
                                                       --------
            Total Net Operating Loss Carryforwards     $119,000
                                                       ========

In addition, the Company has the following tax credits available to offset future federal tax liabilities:

   Approximate investment tax credits expiring as follows:
                                                    September 30, 1995


          September 30, 1996                           $    300
          September 30, 1997                              2,500
          September 30, 1998                              3,300
          September 30, 1999                              2,300
          September 30, 2000                              3,000
          September 30, 2001                                400

Note 8 - Income Taxes

The provision for income taxes is as follows:
                                                    June 30,    June 30,
                                                      1996        1995

   Income tax expense (benefit)                    $(14,000)    $(66,455)

The difference between the effective tax rate and the statutory tax rates is due primarily to the effects of the graduated tax rates and state taxes net of the federal tax benefit.


       15/15